EXHIBIT 10.1
EMPLOYMENT AGREEMENT
          This Employment Agreement (the “Agreement”) is entered into as of this 26th day of April, 2007 (the “Effective Date”) by and among Richard Holland (“Employee”), Arkona, Inc. (“Employer”) and DA Acquisition Corp., a Delaware corporation (“MergerSub”), a subsidiary of DealerTrack Holdings, Inc., a Delaware corporation (“Parent”). This Agreement shall become effective on the date (the “Effective Date”) that the merger of MergerSub with and into Employer becomes effective pursuant to the terms of the Agreement and Plan of Merger by and among the Parent, MergerSub and Employer dated as of April 26, 2007 (including exhibits attached thereto, the “Merger Agreement”) and shall be of no force or effect if the Merger Agreement is terminated in accordance with its terms.
     WHEREAS, in accordance with the Merger Agreement, MergerSub has agreed to make, and Parent has agreed to cause the MergerSub to make, an offer to purchase the outstanding capital stock of Employer on the terms and subject to the conditions contained in the Merger Agreement;
     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Parent has required that the Employee enter into this Agreement;
          WHEREAS, pursuant to the Merger Agreement, MergerSub will merge with and into the Employer in accordance with the Delaware General Corporation Law with the Employer surviving as a wholly owned subsidiary of Parent; and
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
          Section 1. Term
          Employer shall continue to employ Employee and Employee agrees to continue such employment, upon the terms and conditions hereinafter set forth, from the Effective Date through and including the second anniversary of the Effective Date (the “Term”).
          Section 2. Employee’s Duties
          (a) Employee shall serve as Vice President of DMS and shall report directly to the Senior Vice President of Strategy and Development of Parent or his or her designee. Employee’s duties shall be at least commensurate with the title of his position. Employee shall faithfully and diligently perform his duties to the best of Employee’s ability. Employee shall (i) devote his best efforts, skill, and ability and full business time and attention to the performance of his duties, subject to vacations and sick leave as provided herein and in accordance with Employer policy, (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of Employer and its affiliates. Subject to applicable law, Employee shall not knowingly participate in any activity that is detrimental to the interests of Employer or any of its affiliates, including, without limitation, any public criticism or disparagement of any type by Employee, through the media or otherwise, of Employer or any of its affiliates or employees, except in connection with the exercise of Employee’s rights against Employer or any of its affiliates.
          (b) Employee agrees to abide by all policies applicable to employees of Employer promulgated from time to time by Employer and to execute Parent’s Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit 1.
          (c) Except for such business travel as may be incident to his duties hereunder, Employee shall perform his duties at Employer’s Salt Lake City, Utah offices or at such other location as may be approved by Employee.
          Section 3. Compensation for Employee’s Services
          In consideration of the duties and services to be performed by Employee pursuant to Sections 1 and 2 hereof, Employee shall receive:
          (a) Salary. Employee shall earn base salary (the “Salary”) at the annual rate of two hundred thousand dollars ($200,000) (the “Minimum Salary”), less all applicable federal, state, and local tax withholdings. Such Salary shall be earned and shall be payable in periodic installments in accordance with Employer’s payroll practices. Employer may in its discretion increase the Salary, but may not reduce it during the Term. Employer shall conduct a review of Employee’s Salary on an annual or more frequent basis.
          (b) Bonus. In addition to the Salary, Employee shall be eligible to receive a cash performance bonus (“Bonus”), less all applicable federal, state, and local tax withholdings, in each calendar year of the Term. For each calendar year, Employee can earn a target Bonus equal to 35% of Salary based on Employee’s attainment of budget goals and other criteria established by the Board of Directors of Parent (the “Parent Board”) in its sole and absolute discretion. In addition, the Parent Board may determine in any calendar year to award a Bonus amount of up to but not more than 150% of the target bonus for such year in its sole and absolute discretion. Employee understands and agrees that the Bonus is established in part as an inducement for Employee to remain employed by Employer and, therefore, that no Bonus will be deemed earned for a given year unless Employee remains employed through December 31st of that year, except with respect to a departure for Good Reason, as described below. In the event that Employee’s employment terminates for any reason prior to December 31 of any year during the Term, then Employee shall not be entitled to receive payment of any Bonus. For 2007, the Employee will receive at least a $70,000.00 bonus (the “Guaranteed Bonus”), notwithstanding the preceding sentence.
          (c) Vacation; Sick Leave. During the Term, Employee shall be entitled to four weeks (4) weeks vacation per year, paid holidays, sick leave, and similar benefits, to be earned and used in accordance with Employer’s policy and procedure for other similarly situated vice presidents of Employer and its affiliates.
          (d) Benefits. Employer shall provide Employee with the right to participate in and receive benefits from all life, accident, disability, medical and pension plans, and all similar benefits as are from time to time in effect and are generally made available to similar situated vice presidents of Employer and its affiliates. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.
          (e) Expenses. Employer shall promptly reimburse Employee for reasonable expenses for travel, meals, lodging and similar items incurred in the conduct of Employer’s business. Such expenses shall be reimbursed in accordance with Employer’s expense reimbursement policies and guidelines.
          (f) Equity. Employer will recommend to the Parent Board that Employee receive a grant of (a) stock options to purchase 10,000 shares of the common stock and of Parent and (b) 10,000 shares of the restricted stock of Parent pursuant to Parent’s 2005 Incentive Award Plan. The awards and the exercise price of the stock options are subject to the approval of the Parent Board, the terms of the 2005 Incentive Award Plan and the terms of any individual option agreement or restricted stock agreement Employee is required to sign as a condition to the grants. The proposed vesting schedules for the options and restricted stock are as follows: 25% of the options will vest after one year of employment, and 1/36 of the remaining 75% of the option shares shall vest on each monthly anniversary of the vesting date thereafter. The restricted stock will vest 25% on each of the first four anniversaries of the date of grant. Upon termination of Employee’s employment for any reason , Employee will immediately forfeit all unvested options and unvested restricted stock and have 90 days in which to exercise any vested but unexercised options, but if Employee is terminated for Cause (as defined below) Employee will also forfeit any and all rights related to any vested but unexercised options and will not be permitted to exercise such options.
          (g) Modification. Employer reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referenced in Sections 3(d) and (e) at any time in its discretion without recourse by Employee so long as such action is taken generally with respect to other vice presidents of Employer and its affiliates. Any such modification, suspension or discontinuance of the plans, practices and policies referenced in Section 3(e) will not apply to otherwise reimbursable expenses incurred by Employee prior to any such modification, suspension or discontinuance.
     Section 4. Termination of Employment
          (a) Termination. Employer may terminate Employee’s employment at any time, with or without Cause, upon written notice to Employee.
          (b) Death or Disability. Employee’s employment shall terminate immediately upon Employee’s death. In the event Employer, in good faith, determines that Employee is unable to perform the functions of his position due to a Disability (as defined below), it may notify Employee in writing of its intention to terminate Employee’s employment and Employee’s employment with Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by Employee. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment that substantially limits a major life activity of Employee and renders Employee unable to perform the essential functions of his position even with reasonable accommodation (that does not impose an undue hardship on Employer), and which has lasted at least (i) sixty (60) consecutive days, (ii) the balance of Employee’s entitlement to leave, if any, under the Family and Medical Leave Act, or other similar statute or (iii) the balance of any election period under the Employer’s long term disability program (without regard to whether Employee is awarded benefits under such program), whichever is longer.
          (c) Cause. Employer may immediately terminate Employee’s employment for “Cause” by giving written notice to Employee. For purposes of this Agreement, “Cause” shall mean:
(1)	Employee’s commission of an act of fraud or embezzlement upon Employer or any of its affiliates; or

(2)	Employee’s commission of any willful act intended to injure the reputation, business, or any business relationship of Employer or any of its affiliates; or

(3)	Employee is found by a court of competent jurisdiction to have committed a felony; or

(4)	the refusal or failure of Employee to perform Employee’s duties with Employer in a competent and professional manner that is not cured by Employee within ten (10) business days after a written demand therefor is delivered to Employee by Employer which identifies the manner in which Employer believes that Employee has not substantially performed Employee’s duties; provided, further, however, that if Employer, in good faith, determines that the refusal or failure by Employee is egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder; or

(5)	the refusal or failure of Employee to comply with any of his material obligations under this Agreement (including any exhibit hereto) that is not cured by Employee within ten (10) business days after a written demand therefor is delivered to Employee by Employer which identifies the manner in which Employer believes Employee has materially breached this Agreement; provided, further, however, that if Employer, in good faith, determines that the refusal or failure by Employee is egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder.
          (d) Resignation for Good Reason. Resignation for Good Reason. Employee may “Resign for Good Reason” by giving written notice to Employer. “Resignation for Good Reason” occurs if Employee terminates his employment with Employer because, without Employee’s express written consent, any of the events described below occurs during the Term.

(1)	Employer significantly diminishes Employee’s assigned duties and responsibilities from the level or extent at which they existed before the Effective Date. Employee must deliver written notice to Employer specifying the diminution in assigned duties and responsibilities that he believes constitutes Good Reason within seven days of such occurrence, and Employer must fail to reverse the same or to take all reasonable steps to that end within thirty days after receiving the notice.

(2)	Employer reduces Employee’s Salary below that in effect as of the Effective Date or such greater amount as may then be in effect.

(3)	Employer requires Employee to, or assigns duties to Employee which would reasonably require him to relocate his home from the greater Salt Lake City, Utah metropolitan area. (For greater clarity, if Employer moves the Employee’s business to another location but permits Employee to remain in the greater Salt Lake City metropolitan area, this shall not constitute “Good Reason”.
          (e) Continuing Obligations. Employee acknowledges and agrees that any termination under this Section 4 is not intended, and shall not be deemed or construed, to affect in any way any of Employee’s covenants and obligations contained in Section 6 or the Proprietary Information and Inventions Agreement, which shall continue in full force and effect beyond such termination for any reason.
          Section 5. Termination Obligations
          (a) Cause. If Employee’s employment is terminated by Employer for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of the sum of any unpaid salary and reimbursable expenses and vacation accrued and owing to Employee prior to the termination. The sum of such amounts shall hereinafter be referred to as the “Accrued Obligations.” If it is subsequently determined by an arbitrator, pursuant to Section 17 hereof, that Employer did not have Cause for termination, then Employer’s decision to terminate shall be deemed to have been made without Cause and the terms of Section 5(b) shall apply.
          (b) By Employer Other than for Cause or Death or Disability.
               (1) If Employer terminates Employee’s employment during the Term for a reason other than Cause, or due to Employee’s death or Disability, Employer shall have no further obligations to Employee other than for (i) the payment of Accrued Obligations and (ii) severance pay in an amount equal to twelve (12) months of Salary to be paid in equal installments in accordance with Employer’s payroll practices during the period beginning on the date of the Employee’s termination of employment.
               (2) The amounts payable pursuant to Section 5(b)(1) shall be the only amounts Employee shall receive for termination in accordance with this Section 5(b); provided,

however, that no amounts shall be payable pursuant to section 5(b)(1)(ii) on or following the date Employee breaches any provisions of the Proprietary Information and Inventions Agreement.
          (c) By Employee for Good Reason.
               (1) If Employee Resigns for Good Reason during the Term, Employee shall receive (i) the payment of Accrued Obligations, (ii) severance pay in an amount equal to twelve (12) months of Salary to be paid in equal installments in accordance with Employer’s payroll practices during the period beginning on the date of Employee’s termination of employment, and (iii) notwithstanding the provisions of Section 3(b), that portion of the Bonus payable for such year of employment prorated from the beginning of such year through the date of Employee’s Resignation for Good Reason, based on Employee’s target bonus for that year.
               (2) The amounts payable pursuant to Section 5(c)(1) shall be the only amounts Employee shall receive for termination in accordance with this Section 5(c); provided, however, that no amount shall be payable pursuant to Section 5(c)(1)(ii) on or following the date Employee breaches any provisions of the Proprietary Information and Inventions Agreement.
          (d) Release/Timing of Payments. Notwithstanding anything to the contrary contained herein, no severance payments required hereunder shall be made by Employer until such time as Employee shall execute a general release for the benefit of Employer and its affiliates in a form satisfactory to Employer. Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s termination of employment, the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the date of the Employee’s termination of employment, (ii) the Employee’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section.
          (e) Exclusive Remedy. Employee agrees that the payments set forth in this Agreement shall constitute the exclusive and sole remedy for any termination of Employee’s employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to this Agreement.
          (f) Termination of Employee’s Office. Following the termination of Employee’s employment for any reason, Employee shall hold no further office or position with Employer or any of its affiliates.
          Section 6. Nonsolicitation/Non-Compete
          (a) Employee agrees that until the later of (1) the seventh anniversary of the Effective Date and (2) the second anniversary of the termination of his employment for any reason, he will not, directly or indirectly, either as an employee, employer, agent, principal, partner, member, stockholder (except as set forth below), corporate officer or director, or in any other individual or representative capacity, engage in or participate in any individual or entity, present or future, then providing (or hiring Employee in order to begin to provide) dealership management systems for vehicle dealerships that are similar to any products or services offered by Employer or any of its affiliates. Individual ownership, for personal investment purposes only, not to exceed one percent (1%), of the voting stock of any publicly held corporation shall not constitute a violation hereof. Employee’s non-compete obligations with respect to Employer’s business other than dealer management systems shall be as set forth in the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A.
          (b) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Employer and are considered by Employee to be reasonable for such purpose. Further, Employee represents that these restrictions will not prevent him from earning a livelihood during the restricted period.
          (c) This Section 6 shall survive the termination or expiration of this Agreement.
          Section 7. Equitable Relief
          Employee acknowledges and agrees that Employer and its affiliates will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Section 6 of this Agreement, and that, in the event of any such breach, or threatened breach, Employer and its affiliates will not have an adequate remedy at law. It is therefore agreed that Employer and its affiliates, in addition to all other such rights, powers, privileges and remedies that they may have, shall be entitled to injunctive relief, specific performance or such other equitable relief as Employer and its affiliates may request to enforce any of those terms and provisions and to enjoin or otherwise restrain any act prohibited thereby, and Employee will not raise and hereby waives any objection or defense that there is an adequate remedy available at law. Notwithstanding the provisions of Section 17 of this Agreement, Employee agrees that Employer and its affiliates shall be entitled to seek such injunctive relief, without bond, in a court of competent jurisdiction and Employee hereby consents to the jurisdiction of the state and federal courts of New York for purposes of such an action. Employee agrees that any claim he may have against Employer or any of its affiliates shall not constitute a defense against the issuance of any such equitable relief. The foregoing shall not constitute a waiver of any of Employer’s rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law.
          Section 8. Notice
          Any notice, request, demand or other communication hereunder shall be in writing, shall be delivered by hand or sent by registered or certified mail or by reputable overnight delivery service, postage prepaid, to the addressee at the address set forth below (or at such other address as shall be designated hereunder by written notice to the other party hereto) and shall be deemed conclusively to have been given when actually received by the addressee.

          All notices and other communications hereunder shall be addressed as follows:
If to Employee at the address set forth in the Employer’s payroll records.
With a copy to:
Ronald G. Moffitt
Stoel Rives LLP
201 S. Main Street, Suite 1100
Salt Lake City, UT 84111
If to Employer:
10757 South River Front Parkway
Suite 400
South Jordan, Utah 84095
Telecopier No.: 801-486-3575
Attention: President
With a copy to:
General Counsel
DealerTrack Holdings, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042
and to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Kenneth J. Gordon, Esq.
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
          Section 9. Legal Counsel
          In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
          Section 10. Section and Other Headings
          The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          Section 11. Governing Law
          This Agreement has been executed and delivered, and shall be governed by and construed in accordance with the applicable laws pertaining, in the State of New York, without regard to conflicts of laws principles.
          Section 12. Severability
          In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.
          Section 13. Counterparts
          This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon both of the parties hereto.
          Section 14. Benefit
          This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns. Insofar as Employee is concerned, this Agreement, being personal, cannot be assigned; provided, however, that should Employee become entitled to payment pursuant to Section 5 hereof, he may assign his rights to such payment to his legal representatives, successors, and assigns. Without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of Employee in this Agreement shall inure to the benefit of the successors and assigns of Employer.
          Section 15. Modification
          This Agreement may not be amended or modified other than by a written agreement executed by all parties hereto.
          Section 16. Entire Agreement
          This Agreement and the Proprietary Information and Inventions Agreement contain the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein, including any prior employment agreements between Employee and Employer or any affiliate of Employer. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of the covenants set forth in Section 6) is determined by a court of competent jurisdiction to be unenforceable or unreasonable by reason of excessive or unreasonable geographic scope, duration or functional scope of the activities precluded, such provision will be deemed to extend only over the maximum geographic scope, duration and functional scope, as to which it may be reasonable and enforceable and shall be so enforced.
          Section 17. Arbitration
          (a) Subject to the Employer’s right to seek injunctive relief pursuant to Section 7 above and Section 6 of the Proprietary Information and Inventions Agreement, Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the termination thereof, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by expedited, binding arbitration to be held in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may award the prevailing party its reasonable attorney’s fees. This Section 17 is specifically enforceable.
          (b) The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.
          (c) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE IS AGREEING TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OF TERMINATION THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP INCLUDING, BUT NOT LIMITED TO, STATUTORY DISCRIMINATION CLAIMS.
          Section 18. Representations and Warranties of Employee
          In order to induce Employer to enter into this Agreement, Employee represents and warrants to Employer, to the best of his knowledge after the review of his personnel files, that: (a) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound or subject; and (b) Employee is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than Employer) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.
          Section 19. Waiver of Breach
          Except as may specifically provided herein, the failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver hereto must be in writing.
          Section 20. Section 409A.
          The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that Employer determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A of the Code and related Department of Treasury guidance, Employer may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EMPLOYEE:
/s/ Richard Holland

EMPLOYER:
By:	/s/ Alan Rudd
	Name:	Alan Rudd
	Title:	Chief Executive Officer

DA ACQUISITION CORP.:
By:	/s/ Mark O'Neil
	Name:	Mark O'Neil
	Title:	President

Exhibit 1
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
          As a condition of my employment or continued employment, as applicable, with Arkona, Inc., a wholly-owned subsidiary of DealerTrack Holdings, Inc., a Delaware corporation (together with Employer, the “Company”), and in consideration thereof, my receipt of the compensation now and hereafter paid to me by the Company and for other good and valuable consideration, the receipt of which is hereby acknowledged, I agree to the following to the extent allowed by law:
     1. Proprietary Information.
          1.1 Restrictions on Proprietary Information. I acknowledge that (i) because of my responsibilities at the Company, I will help develop and create, and/or will be exposed to, the Company’s business strategies, information on customers, clients and web site design and other valuable confidential, proprietary and trade secret information of the Company (as more fully defined below, “Proprietary Information”), (ii) in such capacity I will become familiar with procedures and methods by which the Company develops and conducts its business, (iii) I will have access to the Company’s clients, channels for developing clients, and other Proprietary Information, (iv) it would be unfair to the Company if I were to appropriate to myself or others the benefits of the Company’s resources expended to develop such business relationships, (v) it would be unfair to the Company if I were to appropriate to myself or others the benefits of the business, personnel and other Proprietary Information which the Company has developed in the conduct of its business, and (vi) it is therefore fair that reasonable restrictions should be placed on certain of my activities during my employment and after my employment with the Company terminates. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information that I may have access to, learn, observe or obtain during the course of my employment with the Company and, except as required in my authorized duties on behalf of the Company, will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) unless I am expressly authorized in writing by the President of the Company. I further agree that I will promptly advise the Company of any unauthorized use, removal, copy or disclosure of the Proprietary Information by anyone, including myself. I understand that if I disclose, copy, remove or misuse any Proprietary Information in violation of this Proprietary Information and Inventions Agreement (this “Agreement”) or threaten or cause damage to the Company, I will be responsible to and will indemnify the Company. I will not use the Company’s name outside the scope of my employment, without the Company’s prior written consent. I also agree not to use any material obtained or prepared in connection with my employment at the Company for any purpose not related to the Company’s business(es).
          1.2 Definition of Proprietary Information. “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, recorded or otherwise, and without regard to the form of recordation or the state of completion, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company, any parent(s) or stockholders, and any present or future direct or indirect affiliations or subsidiaries of such entities (hereinafter, included in the reference to “Company”, if the context permits) including without limitation: (i) client lists, client prospects, business development information, client data proprietary, financial standing, investment holdings and other personal financial data; (ii) company lists, profiles and reports; (iii) training and research materials and methodologies; (iv) structure, operations, pricing, financial and personnel information; (v) information systems design and procedures; (vi) computer technology designs, hardware configuration systems, and software designs and implementations; (vii) information databases, devices, data processing programs, interactive procedures, navigation, functionality, web site design, tests, analysis and studies developed by or for the benefit of the Company; (viii) plans, designs, inventions, formulas, research and technology developed by or for the benefit of the Company; (ix) business information and business secrets of the Company and its clients; (x) trade secrets of the Company; (xi) plans, prospects, policies, practices, and procedures of the Company which are not generally known in the industry; (xii) licenses and agreements of any nature; and (xiii) all other proprietary and confidential information of every nature and source. Proprietary Information does not include information which: (A) is or becomes generally available to the public through no breach of this Agreement or any other agreement to which the Company is a party; (B) was received from a third party free to disclose such information without restriction; (C) is approved for release in writing by the President of the Company, subject to whatever conditions are imposed by such person; or (D) is required by law or regulation to be disclosed, but only to the extent necessary and only for the purpose required.
               1.2.1 Unfair Competitive Practices. I acknowledge and agree that the pursuit of the activities forbidden by this Agreement would necessarily involve the use or disclosure of Proprietary Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult to establish. To forestall any such disclosure, use, and breach, and in consideration of my employment or continued employment, as applicable, with the Company, I agree that during the period of my employment and for a period of two (2) years after my employment ends for any reason, I shall not, directly or indirectly, solicit, induce or influence (i) any person employed by the Company to terminate his or her employment (without the express written approval of the President of the Company) or (ii) any Company customers who were serviced by me or whose names became known to me while I was employed by the Company.
               1.2.2 Non-Competition. While I am an employee of the Company and for a period of two (2) years after my employment ends for any reason, I will not, directly or indirectly, either as an employee, employer, agent, principal, partner, member, stockholder (except as set forth below), corporate officer or director, or in any other individual or representative capacity, engage in or participate in any Competitive Company. Individual ownership, for personal investment purposes only, not to exceed one percent (1%), of the voting stock of any publicly held corporation shall not constitute a violation hereof. “Competitive Company” shall mean any individual or entity, present or future, then providing any of the following product or services: (1) a multi-finance source auto finance portal, (2) electronic contracting for auto finance or lease transactions, other than at a financing source entity that purchases electronic contracts or leases from auto dealers, (3) auto lease, retail and/or balloon payment comparison or desking tools or (4) any other sales, inventory or finance and insurance-related products or services for auto dealerships similar to any products or services offered by the Company or any of its affiliates. I understand that in the event of a conflict or inconsistency between this provision and a similar provision in any employment agreement I may have with the Company or any affiliate of the Company, the employment agreement shall govern.
               1.2.3 Third-Party Information. I acknowledge that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of this information and to use it only for certain limited purposes. I agree that I owe the Company and these third parties, during and after my employment with the Company, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform my obligations hereunder and as is consistent with the Company’s agreement with third parties.
               1.2.4 Prior Actions and Knowledge. Except as disclosed on Schedule A hereto or on Schedule A of any prior proprietary information and inventions agreement I may have signed and delivered to the Company, I did not know anything about the Company’s business or Proprietary Information prior to the commencement of my employment with the Company, other than information I learned from the Company in the course of being hired and employed.
     2. Invention Ideas.
          2.1 Defined; Statutory Notice. I agree that during the term of my employment, there will be certain restrictions on my development of technology, ideas, and inventions, collectively referred to in this Agreement as “Invention Ideas.” The term “Invention Ideas” means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, writings, designs, formulas, discoveries, patents, copyrights, navigation, functionality, web site design, and all improvements, rights, business concepts, and claims related to the foregoing that are conceived, developed, or reduced to practice, relating to any activities of the Company that have been or will be conceived or developed by me alone or with others (a) during the term of my employment, including, without limitation, my employment by Employer prior to the date hereof, whether or not conceived or developed during regular business hours, and whether or not conceived before, on or after the date hereof or (b) if based on Proprietary Information, after termination of my employment.
          2.2 Records of Invention Ideas. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). Notwithstanding the preceding sentence, the Company shall have the right to examine such information to determine if it believes the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.
          2.3 Assignment. Subject to Section 2.4, I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, and, to the maximum extent permitted by applicable law, shall be deemed works made for hire. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company with full title thereto. Should the Company be unable for any reason to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark, tradename, servicemark or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do any other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, trademarks, tradenames, servicemarks or other rights or protections with the same force and effect as if executed and delivered by me. The power-of-attorney granted pursuant to this Section 2.3 is coupled with an interest and is irrevocable.
          2.4 Exclusions. To avoid future confusion, I have listed on Schedule A hereto or on a Schedule A of a prior proprietary information and inventions agreement signed by me and delivered to the Company a description of all Invention Ideas, if any, developed or conceived by me prior to the commencement of my employment with the Company in which I claim any ownership or other right. I understand that, by not listing an Invention Idea, I am acknowledging that the Invention Idea was not developed or conceived before commencement of my employment with the Company.
          2.4.1 For California Employees Only. I recognize that this Agreement does not require assignment of any Invention Ideas, which qualifies fully for protection under Section 2870 of the California Labor Code, which provides as follows:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(i) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
          2.5 License for Other Inventions. If, in the course of my employment with the Company, I incorporate into Company property an Invention Idea owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell my Invention Idea as part of and in connection with the Company property.
          2.6 Patent and Copyright Registration. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Invention Ideas and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assignees, and nominees the sole and exclusive rights, title and interest in and to such Invention Ideas, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.
     3. Former or Conflicting Agreements. I recognize that the Company desires not to improperly obtain or use any unpublished document, proprietary information or trade secrets of any former employer or other person or entity. During my employment with the Company, I will not bring onto the premises of the Company, disclose to the Company, or use or induce the Company to use, any proprietary information, unpublished document or trade secret in any form of such former employer or other person or entity. I represent that I have returned all property of my former employer (including proprietary information) to my former employer and my performance of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I certify that I have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude me from complying with the provisions hereof, and I agree not to enter into any written or oral agreement in conflict herewith.
     4. Termination.
          4.1 Returning Company Property. I agree that, at the time of leaving the employ of the Company, or at any other time the Company so requests, I will immediately deliver to the Company (and will not keep in my possession, make copies, recreate or deliver to anyone else) all property belonging to the Company and all material containing or constituting Proprietary Information and Invention Ideas, including any copies in my possession or control, whether prepared by me or others. If I become legally compelled by an order of a court or governmental agency to disclose any Proprietary Information, I will provide the President of the Company with prompt written notice, so that Company may timely assert whatever interest either or both have in the information prior to disclosure by me.
          4.2 Termination Certificate. In the event of the termination of my employment, I agree to sign and deliver the Termination Certificate attached hereto as Schedule B.
          4.3 Subsequent Employers. After the termination of my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement.
     5. Nature of Agreement. This is not an employment contract. Subject to the terms of any written employment agreement between the Company and myself, the relationship between myself and the Company is one of “employment-at-will,” meaning that I may quit at any time with or without cause, and the Company may terminate my employment at any time with or without cause. Failure to enforce any provision of this Agreement shall not constitute a waiver of any other provision hereof.
     6. Equitable Relief. I recognize that any violation of this Agreement could cause the Company irreparable harm and significant injury, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to obtain from any court of competent jurisdiction a temporary or permanent order or injunction, without the posting of a bond, restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company in law or equity.
     7. Governing Law and Jurisdiction; Waiver of Jury Trial. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. I expressly consent to the jurisdiction of New York courts and waive my right to trial by jury with respect to this Agreement.
     8. Severability. If any provision of this Agreement, or As application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.
     9. Entire Agreement. The terms of this Agreement and the Employment Agreement by and among the Company and me and the other parties named therein dated as of April ___, 2007 (the “Employment Agreement”) are the final expression of my agreement with respect to the subject matter hereof. This Agreement and the Employment Agreement supersedes, as of the date hereof on a going-forward basis, all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining to the subject matter of this Agreement, and they may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Notwithstanding the foregoing, it is understood and agreed that the Schedule A of any prior proprietary and inventions agreement I may have signed and delivered to the Company is incorporated by reference into this Agreement. Any proprietary information and inventions agreements or similar agreements signed by me and delivered to the Company prior to the date hereof shall continue to govern with respect to periods of time prior to the date hereof. Unless specifically set forth in this Agreement, no representations, warranties or covenants have been made or agreed to by the Company and no agent of the Company has been authorized to make or agree to any such representations, warranties or covenants. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to me and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of the covenants set forth in Sections 1.2.1 and 1.2.2 are determined by a court of competent jurisdiction to be unenforceable or unreasonable by reason of excessive or unreasonable geographic scope, duration or functional scope of the activities precluded, such provision will be deemed to extend only over the maximum geographic scope, duration and functional scope, as to which it may be reasonable and enforceable and shall be so enforced.
     10. Amendment/Waivers. This Agreement can be amended, modified, supplemented or terminated only by a written agreement signed by both parties. No failure to exercise or delay by the Company in exercising any right under this Agreement shall operate as a waiver thereof.
     11. Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement, including, without limitation, any successor in interest to the Company or its business operations. I agree that neither this Agreement nor my obligations under this Agreement may be assigned by me to any other party. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.
     12. This Agreement shall survive my employment relationship with the Company indefinitely.
[Remainder of Page Intentionally Left Blank]

          I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.
          This Proprietary Information and Inventions Agreement is made and entered into as of ___ ___, 2007.

(Employee’s Signature)

(Employee’s Name)

Schedule A
1. Proprietary Information. Except as set forth below, I acknowledge that, prior to the commencement of my employment with the Company, I knew nothing about the business or Proprietary Information of the Company, other than information I learned from the Company in the course of being hired: N/A
2. Reserved Inventions. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, developed or conceived by me prior to the commencement of my employment with the Company that I wish to exclude from the operation of this Agreement (whether conceived solely by me or jointly with others): N/A

Confidential Draft – April 6, 2007
Schedule B
Termination Certificate
          This is to certify that I do not have in my possession, nor have I failed to return, any property of ___. (the “Company”), including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items.
          I further certify that I have complied with all the terms of the Proprietary Information and Inventions Agreement(s) (the “Agreement(s)”) signed by me, including, without limitation, the disclosures on Schedule A to the Agreement(s), the prompt disclosure to Company of all Invention Ideas (as defined in the Agreement) and relevant records, and that I did not engage in any unauthorized use, removal, copy or disclosure of Proprietary Information (as defined in the Agreement(s)).
          I further agree that, in compliance with the Agreement(s), I will preserve as confidential all of the Company’s Proprietary Information, including without limitation, trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:

(Employee’s Signature)